CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Columbia ETF Trust I of our report dated May 26, 2026, relating to the financial statements and financial highlights of Columbia Large Cap Growth ETF, which appears inColumbia ETF Trust I’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2026. We also consent to the references to us under the headings “Financial Highlights”, “Other Service Providers” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

July 17, 2026